Exhibit 5.1

[Desjardins Ducharme, L.L.P. Letterhead]

Québec City, November 9, 2005

Royal Bank of Canada Europe Limited
71 Queen Victoria Street
London, England, EC 4V 4DE

The Toronto-Dominion Bank
Triton Court
14/18 Finsbury Square
London, England, EC 2A 1DB

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London, England, EC 2N 2DB

(collectively the "Underwriters")

        c/o Royal Bank of Canada Limited,
            as Representative of the Underwriters

Dear Sirs,

        As counsel for Québec in the matter of the issue and sale by Québec to the Underwriters of NZ$300,000,000 aggregate principal amount of Québec's 6.75% Global Notes Series QC due November 9, 2015 (the "Notes"), we have examined the following:

a)
a copy of Registration Statement No. 333-124679 of Québec filed with the Securities and Exchange Commission (the "SEC") on May 6, 2005 (such Registration Statement and all materials incorporated therein by reference being hereinafter called the "Registration Statement");

b)
a copy of the prospectus dated May 9, 2005 forming part of the Registration Statement and all materials incorporated by reference therein (the "Basic Prospectus") and of the prospectus supplement relating to the Notes and dated November 1, 2005 and all materials incorporated by reference therein (the "Prospectus Supplement");

c)
an electronic transmission of an executed copy of the Terms Agreement entered into among Québec and Royal Bank of Canada Europe Limited, The Toronto-Dominion Bank and Deutsche Bank AG, London Branch, as the several Underwriters named therein, dated November 1, 2005 (the "Terms Agreement"), which incorporates by reference all of the provisions of the Québec Underwriting Agreement Standard Provisions (Debt Securities) dated November 1, 2005 (the "Underwriting Agreement Standard Provisions");

d)
an electronic transmission of an executed copy of the Fiscal Agency Agreement dated as of November 9, 2005 between Québec and JPMorgan Chase Bank, N.A. (the "Fiscal Agency Agreement");

e)
a specimen of the Global Notes (as defined in the Fiscal Agency Agreement);

f)
copies of Orders in Council Nos. 546-2004 and 565-2005 adopted by the Gouvernement du Québec on June 9, 2004 and June 15, 2005, respectively in relation to the Registration Statement and the authorization of the issue and sale of the Notes as certified by an authorized representative of Québec as of the date hereof (collectively, the "Orders in Council");

g)
a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt secrurity and any documents related to a borrowing transaction;

h)
a signed copy of a letter, dated November 1, 2005, of an authorized representative of the Ministère des Finances of Québec addressed to Mr. Michel Robitaille, Delegate General of Québec in New York and authorizing certain persons to sign on behalf of Québec the Terms Agreement and all documents relating to the issuance and sale of the Notes;

i)
a certificate, dated November 9, 2005, of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(g) of the Underwriting Agreement Standard Provisions and certifying the compliance of the issuance of the Global Notes with Order in Council No. 565-2005;

j)
a certificate, dated November 9, 2005, of an authorized representative of the Ministère des Finances of Québec as to the delivery of the Notes and to the amount of other debt securities of Québec outstanding on the date hereof and certifying that the Terms Agreement, the Fiscal Agency Agreement and the Global Notes were signed and delivered outside Québec;

k)
a certificate of the Secretary to the Ministère des Finances of Québec dated November 9, 2005 as to authorized signatories of Québec, their titles and specimen signatures;

l)
a certificate of the Greffier adjoint du Conseil exécutif du Québec dated November 9, 2005 regarding validity of the Orders in Council;

m)
a certificate of the Secretary to the Ministère des Finances of Québec dated November 9, 2005 with respect to the Ministerial Order and to the delegating letter authorizing Mr. Michel Robitaille, Delegate General of Québec in New York to sign on behalf of Québec the Terms Agreement and all documents relating to the issuance and sale of the Notes;

n)
the Financial Administration Act (Québec), the Civil Code of Québec and all other applicable laws of Canada and of Québec;

o)
the English translations of the Orders in Council and the Ministerial Order (the "English translations");

p)
the Taxation Act (Québec), the Income Tax Act (Canada) (the "Canadian Tax Act"), the specific proposals to amend the Canadian Tax Act and the Regulations adopted thereunder publicly announced prior to the date hereof; and

q)
such other documents as we have seen fit to examine for the purpose of this opinion.

    For the purpose of this opinion, we have:

i)
assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied, electronic or facsimile copies;

ii)
assumed that the Terms Agreement, the Québec Underwriting Agreement Standard Provisions and the Fiscal Agency Agreement have been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than Québec;

iii)
assumed that the certificate of authentication on the Global Notes has been manually signed on behalf of JPMorgan Chase Bank, N.A. by a person duly authorized for such purposes;

iv)
assumed that the Underwriters have been delivered, at or prior to the signing of the Terms Agreement and the Québec Underwriting Agreement Standard Provisions, with a draft of the Prospectus Supplement containing, inter alia, a description of the terms of the Notes;

v)
assumed that the terms and conditions of the Fiscal Agency Agreement and of the Global Notes have been brought to the attention of Royal Bank of Canada Europe Limited, as representative of the Underwriters, at or prior to the signing of the Terms Agreement and the Québec Underwriting Agreement Standard Provisions;

vi)
assumed that the specific proposals to amend the Canadian Tax Act and the Regulations thereunder referred to in paragraph p) above will be enacted in their present form as of the date of such proposals;

vii)
relied, as to matters of United States law and procedure, upon the opinion of Sullivan & Cromwell LLP, the Underwriters' United States counsel, delivered to you today pursuant to Section 5(f) of the Underwriting Agreement Standard Provisions; and

viii)
relied on the certificate of authorized representatives of the Ministère des Finances of Québec relating to the debt securities of Québec outstanding as at the date hereof and to certain questions of fact.

        Based on the foregoing and to the qualifications below, we are of the following opinion:

A)
the Notes have been duly authorized and have been duly executed, issued, authenticated and delivered in accordance with the laws of Québec, the Ministerial Order and the Orders in Council applicable thereto, and the Notes and the covenants therein contained constitute valid and legally binding, unsecured and unconditional general obligations of Québec, for the payment and performance of which the full faith and credit of Québec have been pledged; and the Notes will be enforceable against Québec in accordance with their terms, subject to the qualifications set forth in paragraph E) herein, and subject furthermore to the provisions of Book X, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec could not be recognized and, where applicable, declared enforceable by a Québec court:

1.
the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

2.
the decision is not subject to ordinary remedy or is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

3.
a dispute between the same parties, based on the same facts and having the same object has given rise to a decision rendered in Québec, whether it has acquired the authority of a final judgment (res judicata) or not, or is pending before a Québec court, in first instance, or has been decided in a third country and the decision meets the necessary conditions for recognition in Québec;

  4.
  the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce the obligations resulting from the taxation laws of Québec; or

  5.
  the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

B)
the Notes rank equally among themselves and with the other debt securities issued by Québec and outstanding on the date hereof and all funds required to make payments in respect of the Notes will be taken out of the Consolidated Revenue Fund of Québec;

C)
the Fiscal Agency Agreement and the Terms Agreement have been duly authorized, executed and delivered by Québec in accordance with the Orders in council and the Ministerial Order;

D)
all necessary action has been duly taken by or on behalf of Québec and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by Québec of the Fiscal Agency Agreement, the Terms Agreement and the Notes, and for the issuance and sale of the Notes pursuant to the Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance or sale and no authorizations or approvals under the laws of Canada are necessary therefore;

E)
Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Fiscal Agency Agreement, the Terms Agreement and the Notes, subject to the following qualifications:

1.
the provisions of the Code of Civil Procedures of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and judicial sequestration) against the Gouvernement du Québec; and

2.
the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgement; and

F)
there are no withholding taxes payable under the laws of Canada or Québec in respect of any Notes or premium, if any, or interest thereon. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Notes or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Notes or premium, if any, or interest thereon.

        Based upon our participation in the preparation of the Prospectus Supplement and upon our examination of the Registration Statement and the Basic Prospectus: (i) we have no reason to believe that the Basic Prospectus as supplemented by the Prospectus Supplement, as of November 1, 2005 and as of the date and time of delivery of this letter, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the descriptions in the Registration Statement and the Basic Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and (iii) we do not know of any legal or governmental proceedings required to be described in the Prospectus Supplement which are not described as required, nor of any contracts or documents of a character required to be described in the Registration Statement or the Basic Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

        Our opinion with respect to Canadian taxes under the caption "Tax Matters — Canadian Federal Income Taxation" in the Prospectus Supplement and under the caption "Description of the Securities — Canadian Taxes on Debt Securities" in the Basic Prospectus (which, for the purpose hereof, is deemed to be our opinion) are accurately described therein and we hereby consent to the references to us under such headings and to the filing of our opinion with the SEC. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        The foregoing opinions are subject to the following qualifications:

a)
the foregoing opinions are based upon legislation in effect as of the date hereof and are limited to the laws of Québec and the laws of Canada applicable therein;

b)
we do not express any opinion or belief as to the financial statements or other financial or statistical data contained in the Registration Statement, the Basic Prospectus and the Prospectus Supplement, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein except for those made in the Basic Prospectus under the caption "Plan of Distribution" and in the Prospectus Supplement under the caption "Description of the Securities", "Description of Notes" and "Underwriting" insofar as they relate to provisions of documents therein described and to the Notes;

c)
the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction.

d)
the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances; and

e)
under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada.

        The foregoing opinions are expressed solely for the benefit of the addressees in connection with the proposed issue of the Notes. They are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior written consent.

Yours very truly,
/s/ DESJARDINS DUCHARME, L.L.P.
DESJARDINS DUCHARME Limited Liability Partnership